                                     SCHEDULE 14A

                               SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                             (Amendment No.   )

                             Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[x]  Preliminary Proxy Statement
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            PETROLEUM HEAT AND POWER CO., INC.
                   (Name of Registrant as Specified in Its Charter)

                ALAN SHAPIRO, ESQ., PHILLIPS NIZER BENJAMIN KRIM & BALLON LLP
                      (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[x]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a6(i)(1), or 14a-6(j)(2).
[ ]  $500 per each party to the controversy pursuant to Exchange Act
     Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)  Title of each class of securities to which transaction applies:
______________________________________________________________________________

2)  Aggregate number of securities to which transaction applies:
______________________________________________________________________________
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-111:
______________________________________________________________________________
4)  Proposed maximum aggregate value of transaction:
______________________________________________________________________________

1 Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)  Amount Previously Paid: ____________________________________________________
2)  Form, Schedule or Registration Statement
No.:___________________________________
3)  Filing Party:_______________________________________________________________
4)  Date Filed:________________________________________________________________

                                       April 29, 1997


Dear Shareholder:

    You are invited to attend the 1997 Annual Meeting to be held at 10:00 a.m., DST, on June 5, 1997 at Chase Manhattan Bank, Conference Room A, 11th Floor, 270 Park Avenue, New York, New York.

    The Annual Meeting will begin with a report on Company operations, followed by discussion and voting on the matters set forth in the accompanying Notice of Annual Meeting and Proxy Statement and on other matters properly brought before the meeting.

    Whether or not you plan to attend, you can be sure your shares are represented at the meeting by promptly completing, signing, dating and returning your proxy form in the enclosed envelope.

                                       Cordially,





                                       Irik P. Sevin
                                       Chairman of the Board





                        EVERY SHAREHOLDER'S VOTE IS IMPORTANT
                        PLEASE COMPLETE, SIGN, DATE AND RETURN
                                   YOUR PROXY FORM

                          PETROLEUM HEAT AND POWER CO., INC.

                            NOTICE OF 1997 ANNUAL MEETING
                                   OF SHAREHOLDERS


                               10:00 a.m., June 5, 1997
                                 Chase Manhattan Bank
                            Conference Room A, 11th Floor
                                   270 Park Avenue
                                  New York, New York


                                            April 29, 1997
To the Shareholders:

    Petroleum Heat and Power Co., Inc.'s 1997 Annual Meeting of Shareholders will be held at Chase Manhattan Bank, Conference Room A, 11th Floor, 270 Park Avenue, New York, New York, on Thursday, June 5, 1997, at 10:00 a.m., DST. Following a report on Petro's business operations, the Shareholders will vote on the following matters:

    1.   Electing Directors for the ensuing year;

    2. A proposal to amend Article III of the Company's Restated and Amended Articles of Incorporation (the "Articles") to increase the authorized
         (i) Class A Common Stock from 40 million to 60 million shares and (ii) preferred stock from five million to 10 million shares;

    3. A proposal to amend Article III of the Articles so as to conform the voting rights, rights upon a Change of Ownership and definition of "Change of Ownership" of the Company's 1989 Cumulative Redeemable Preferred Stock to the corresponding terms of the Company's 12-7/8% Exchangeable Preferred Stock due 2009;

    4.   Approving the appointment of Independent Auditors for 1997; and

    5. Consideration of any other matter which may properly come before the meeting.

    Shareholders of record at the close of business on April 25, 1997 will be entitled to vote at the meeting and any adjournments.

                                            By Order of the Board of Directors




                                            Audrey L. Sevin
                                             Secretary

                                   PROXY STATEMENT

                          PETROLEUM HEAT AND POWER CO., INC.


    This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Petroleum Heat and Power Co., Inc. for the 1997 Annual Meeting of Shareholders. This Proxy Statement and a proxy form are scheduled to be mailed to Shareholders beginning on April 29, 1997.

    You can ensure that your shares are voted at the meeting by completing, signing, dating and returning the enclosed proxy form in the envelope provided. Sending in a signed proxy will not affect your right to attend the meeting and vote. A Shareholder who gives a proxy may revoke it at any time before it is exercised by voting in person at the Annual Meeting, by submitting another proxy bearing a later date or by notifying the Inspectors of Election in writing of such revocation.

                                    PROPOSAL NO. 1

                                ELECTION OF DIRECTORS

    At the 1997 Annual Meeting, eight directors are to be elected to hold office until the 1998 Annual Meeting and until their successors have been elected and have qualified. The nominees, listed below with brief biographies, are all now Petro directors. The Board is not aware of any reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may recommend.

RECOMMENDATION OF THE BOARD OF DIRECTORS CONCERNING THE ELECTION OF DIRECTORS

    THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR PAUL BIDDELMAN, PHILLIP EAN COHEN, THOMAS J. EDELMAN, RICHARD O'CONNELL, STEPHEN RUSSELL, AUDREY
L. SEVIN, IRIK P. SEVIN AND WOLFGANG TRABER TO HOLD OFFICE UNTIL THE 1998 ANNUAL MEETING OF SHAREHOLDERS AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY IN THEIR PROXIES CONTRARY CHOICES.

INFORMATION RELATING TO NOMINEES FOR DIRECTORSHIPS

    PAUL BIDDELMAN, 51, has been a director of the Company since October 1994. Mr. Biddelman has been a principal of Hanseatic Corporation, a private investment corporation, since 1992. Mr. Biddelman joined Hanseatic from Clements Taee Biddelman Incorporated, a merchant banking firm which he co-founded in 1991. From 1982 through 1991, he was a Managing Director in Corporate Finance at Drexel Burnham Lambert Incorporated. Mr. Biddelman also worked in corporate finance at Kuhn, Loeb & Co. from 1975 to 1979, and at Oppenheimer & Co. from 1979 to 1982. Mr. Biddelman is a director of Star Gas Corporation ("Star Gas"), Celadon Group, Inc., Electronic Retailing Systems International, Inc., Insituform Technologies, Inc. and Premier Parks, Inc.

    PHILLIP EAN COHEN, 49, has been a director of Petro, Inc., a wholly-owned subsidiary of the Company, since January 1979 and of the Company since its organization in October 1983. Since 1985, Mr. Cohen has been Chairman of Morgan Schiff & Co., Inc., an investment banking firm.

    THOMAS J. EDELMAN, 46, has been a director of Petro, Inc. since January
1979 and of the Company since its organization in October 1983. Mr. Edelman is the President and a director of Snyder Oil Corporation, an independent oil company based in Fort Worth, Texas. Prior to 1981, he was a Vice President of The First Boston Corporation. From 1975 through 1980, Mr. Edelman was with Lehman Brothers Kuhn Loeb Incorporated. Mr. Edelman also serves as the Chairman of Lomak Petroleum, Inc. and as a director of Star Gas.

    RICHARD O'CONNELL, 50, has been a director of Petro, Inc. since January 1979 and of the Company since its organization in October 1983. Mr. O'Connell is a private investor.

    STEPHEN RUSSELL, 56, has been a director of the Company since July 1996.
He has been Chairman of the Board and Chief Executive Officer of Celadon Group Inc., an international transportation company, since its inception in July 1986. Mr. Russell has been a member of the Board of Advisors of the Johnson Graduate School of Management, Cornell University since 1983.

    AUDREY L. SEVIN, 71, has been a director and Secretary of Petro, Inc. since January 1979 and of the Company since its organization in October 1983. Mrs. Sevin was a director, executive officer and principal shareholder of A.W. Fuel Co., Inc. from 1952 until its purchase by the Company in May 1981. Mrs. Sevin is a director and Secretary of Star Gas. Mrs. Sevin is a graduate of New York University (B.S.).

    IRIK P. SEVIN, 49, has been a director of Petro, Inc. since January 1979 and of the Company since its organization in October 1983. Mr. Sevin has been President of Petro, Inc. since November 1979. Mr. Sevin has been Chief Executive Officer and Chairman of the Board of the Company since January 1993 and was President of the Company from 1983 until January 1997. Mr. Sevin was an associate in the investment banking division of Kuhn Loeb & Co. and then Lehman Brothers Kuhn Loeb Incorporated from February 1975 to December 1978. Mr. Sevin is Chairman of the Board of Star Gas. Mr. Sevin is a graduate of the Cornell University School of Industrial and Labor Relations (B.S.), New York University School of Law (J.D.) and the Columbia University School of Business Administration (M.B.A.).

    WOLFGANG TRABER, 53, has been a director of Petro, Inc. since January 1979 and of the Company since its organization in October of 1983. Mr. Traber is Chairman of the Board of Hanseatic Corporation. Mr. Traber is a director of Star Gas, Deltec Asset Management Corporation, Blue Ridge Real Estate Company, Hellespont Tankers Ltd. and M.M. Warburg & Co.

    Audrey Sevin is the mother of Irik P. Sevin. There are no other familial relationships between any of the directors and executive officers.

OWNERSHIP OF EQUITY SECURITIES IN THE COMPANY

     The table below sets forth as of March 15, 1997 the number of shares beneficially owned by each director and each of the five most highly compensated executive officers of the Company, each beneficial owner of, or institutional investment manager exercising investment discretion with respect to, 5% or more of the outstanding shares of capital stock, and all directors and officers as a group, and the respective percentage ownership of the outstanding Class A Common Stock and Class C Common Stock held by each such holder and group:

                                                                                                                 Percent of Total
                                                    Number of Shares(1)                 Percent of Total         Voting Power(2)
                                                    -------------------                 ----------------         ----------------

NAME                                          CLASS A               CLASS C            CLASS A     CLASS C
Wolfgang Traber (3)                            1,652,203(4)              606,472(5)     7.14       23.35(5)           15.71
Paul Biddelman (3)                             1,654,589(4)              597,434(5)     7.15       23.00(5)           15.53
Hubertus Langen (6)                                 710,221              606,472(5)     3.07       23.35(5)           13.79
Audrey L. Sevin (7)                               1,888,624                 477,716     8.16       18.39              13.57
Richard O'Connell (8)                               990,846                 302,461     4.28       11.64               8.17
Irik P. Sevin (7)(9)                              1,167,847                 272,020     4.96       10.20               7.74
Schneider Capital Management (10)                 3,378,000                      --    14.59          --               6.88
Wellington Management Company (11)                3,041,517                      --    13.14          --               6.19
Barcel Corporation (12)                             695,151                 151,231     3.00        5.82               4.49
Thomas J. Edelman (7)                           593,049(13)                 129,019     2.90        4.97               3.83
Phillip Ean Cohen (7)                               672,262                 113,423     6.75        4.37               3.68
First Reserve Corporation (14)                    1,612,598                      --     (16)          --               3.23
George Leibowitz (7)(15)                             35,000                      --     (16)          --               (16)
Joseph P. Cavanaugh (7)(17)                          25,860                      --     (16)          --               (16)
Thomas M. Isola (7)(15)                              20,000                      --     (16)          --               (16)
C. Justin McCarthy (7)                                   --                      --                   --               (16)
All officers and directors as a group
  (18 persons) (18)                               7,073,080               1,901,111   29.93%       71.26%            51.84%
------------------------------

-----------------------------
(1) For purposes of this table, a person or group is deemed to have "beneficial ownership" of any shares which such person has the right to acquire within 60 days after March 15, 1997. For purposes of calculating the percentage of outstanding shares held by each person named above, any shares which such person has the right to acquire within 60 days after March 15, 1997 are deemed to be outstanding, but not for the purpose of calculating the percentage ownership of any other person.
(2) Total voting power means the total voting power of all shares of Class A Common Stock and Class C Common Stock. This column reflects the percentage of total voting power represented by all shares of Class A Common Stock and Class C Common Stock held by the named persons.
(3)  The address of such person is 450 Park Avenue, New York, NY 10022.
(4) Includes 1,652,203 shares held by Hanseatic Americas LDC, a Bahamian limited duration company in which the sole managing member is Hansabel Partners, LLC, a Delaware limited liability company in which the sole managing member is Hanseatic Corporation, a New York corporation ("Hanseatic"). Messrs. Traber and Biddelman are executive officers of Hanseatic and Mr. Traber holds in excess of a majority of the shares of capital stock of Hanseatic.
(5) Includes 298,717 shares owned by each of Hanseatic and Tortosa Vermogensverwaltungsgesellschaft mbH ("Tortosa"), a German corporation owned and controlled by Mr. Langen, and as to which Hanseatic and Tortosa each hold shared voting power.
(6) The address of such person is Heinrich-Vogl-Strasse 17, 81479, Munich, Germany.
(7) The address of such person is c/o the Company at P.O. Box 1457, Stamford, CT 06904.
(8) The address of such person is 31 rue de Bellechasse, 75007, Paris, France. Excludes 30,000 shares of Class A Common Stock held by Cadmus, S.A., of which Mr. O'Connell is a director and a 33-1/3% shareholder, as to which shares Mr. O'Connell disclaims beneficial ownership.
(9) Includes options to purchase 381,518 shares of Class A Common Stock and 70,379 shares of Class C Common Stock.
(10) The address of such person is 460 E. Swedesford Road, Suite 1080, Wayne, Pennsylvania 19087-1801.
(11) The address of such person is 75 State Street, Boston, Massachusetts 02109. Wellington Management Company ("WMC"), in its capacity as investment adviser, may be deemed the beneficial owner of such shares, which are held of record by clients of WMC.
(12) The address of such person is c/o Trust Dept., Lloyds Bank International, King & George Streets, Nassau, Bahamas.
(13) Includes 76,000 shares of Class A Common Stock owned by Mr. Edelman's wife and trusts for the benefit of his minor children.
(14) The address of such person is 475 Steamboat Road, Greenwich, CT 06830. First Reserve Corporation is the managing general partner of four limited partnerships, which beneficially own an aggregate of 880,125 shares of Class A Common Stock and options to purchase an additional 732,473 shares of Class A Common Stock.
(15) Represents options to purchase shares of Class A Common Stock.
(16) Indicates less than 1%.
(17) Includes options to purchase 25,000 shares of Class A Common Stock.
(18) Includes 2,503 shares of Class A Common Stock and options to purchase 22,500 shares of Class A Common Stock respectively held by five officers who are not among the five most highly compensated executive officers of the Company.

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. The Company believes that during the fiscal year ended December 31, 1996, its officers, directors and holders of more than 10% of the Company's Common Stock complied with all Section 16(a) filing requirements.

    Based upon the Shareholders' Agreement (defined below), all or some of the beneficial owners listed above may be deemed a "group" within the meaning of
Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

    Messrs. Paul Biddelman, Phillip Ean Cohen, Thomas J. Edelman, Richard O'Connell, Irik P. Sevin, Wolfgang Traber and Mrs. Audrey L. Sevin are directors of the Company, and Messrs. Irik P. Sevin, Joseph Cavanaugh, Tom Isola, George Leibowitz, C. Justin McCarthy and Mrs. Audrey Sevin are officers of the Company.

SHAREHOLDERS' AGREEMENT

    Certain Shareholders of the Company have entered into a Shareholders' Agreement (the "Shareholders' Agreement") which provides that they will vote their shares to elect as directors of the Company up to five persons designated by a group consisting of Irik P. Sevin, Audrey L. Sevin, Thomas J. Edelman, Phillip Ean Cohen and Margot Gordon (the "Sevin Group") and three persons designated by certain other Shareholders party to the agreement (the "Traber Group"). Each group may designate its directors by action of the holders of a majority of the Common Stock held by that group. The by-laws of the Company provide for the election of not less than six and not more than 20 directors. The Board of Directors has fixed the number of directors at eight. Of the present directors, Irik P. Sevin, Audrey L. Sevin, Thomas J. Edelman, Phillip Ean Cohen and Paul Biddelman have been designated by the Sevin Group and Wolfgang Traber and Richard O'Connell have been designated by the Traber Group. All such obligations to vote for directors shall lapse if Irik P. Sevin and/or Audrey L. Sevin no longer own, directly or indirectly, and/or have sole voting power over at least 51% of the shares of Class C Common Stock held by all members of the Sevin Group.

    The Shareholders' Agreement provides that the consideration per share which may be received by a holder of Class C Common Stock upon a sale of shares of Class C Common Stock may not exceed the average of the last reported sales prices per share of the Class A Common Stock for the 90 trading days preceding the date of such sale as reported on the Nasdaq National Market, and that any premium above such consideration will inure to the benefit of the Company. In addition, the Shareholders' Agreement provides that such provisions may not be modified without the consent of the holders of 80% of the issued and outstanding shares of Class A Common Stock. The Restated Articles of Incorporation of the Company provide that any transfer of a share of Class C Common Stock (i) to any person who is not a signatory to the Shareholders' Agreement or (ii) to any person after the date on which the Shareholders' Agreement is for any reason no longer in effect will automatically result in the conversion of such share into a share of Class A Common Stock.

    The Shareholders' Agreement (and the Company's Restated and Amended
Articles of Incorporation) provides that certain actions may not be taken without the affirmative vote of a super-majority of 80% of the entire Board of Directors (irrespective of vacancies) including at least one director who has been designated by the Traber Group. These matters include (i) engaging in any business other than the fuel oil distribution business, (ii) the merger or consolidation of the Company with a non-subsidiary corporation, (iii) investment of Company funds other than in specified securities, (iv) the sale, lease, transfer or other disposition of a significant portion of the Company's assets in any fiscal year other than the sale of petroleum products in the ordinary course of business and those investments described in clause (iii) above, (v) the liquidation, dissolution or winding up of the business of the Company, (vi) payment of any compensation to directors, (vii) the incurrence of more than a specified level of long-term debt, (viii) any issuance or repurchase of securities or any right or option to purchase Common Stock or any security convertible into capital stock, except in connection with the Company's dividend policy and (ix) the making of, or any commitment for, any capital expenditures or purchase of assets at more than specified levels.
Action by Shareholders on matters involving the sale of all or substantially all the Company's assets, the Company's merger or consolidation (except the merger of a subsidiary into the Company), the liquidation or dissolution of the Company, or any amendment to the articles of incorporation does not require a super-majority vote of the directors; however, the parties to the Shareholders' Agreement have agreed to vote all of their Class C Common Stock against any proposal for such items unless approved by a vote of at least 85% of the Class C Common Stock.

MEETINGS AND COMPENSATION OF DIRECTORS

    During fiscal 1996, the Board of Directors met four times. All Directors attended each meeting, except that Richard O'Connell did not attend the meeting held on July 31, 1996. The Company pays each of its directors other than Irik
P. Sevin an annual fee of $24,000. Directors are elected annually and serve until the next annual meeting of Shareholders or until their successors are elected and qualified. The Shareholders' Agreement governs matters relating to the nomination of and voting for directors by the Shareholders who are party thereto. Though the Company does not pay any other direct or indirect compensation to directors in their capacity as such, it has entered into certain transactions with certain of the directors. See "Certain Transactions."

COMMITTEES OF THE BOARD OF DIRECTORS

    The Company's Board of Directors has an Audit Committee and a Compensation Committee. The members of each committee are appointed by the Board of Directors for a term beginning after the first regular meeting of the Board of Directors following the Annual Meeting of Shareholders and until their respective successors are elected.

    AUDIT COMMITTEE. The duties of the Audit Committee are to (i) recommend to the full Board the auditing firm to be selected each year as the Company's independent auditors, (ii) consult with the persons so chosen to be the independent auditors with regard to the plan of audit, (iii) review, in consultation with the independent auditors, their report of audit, or proposed report of audit, and the accompanying management letter, if any, (iv) consult with the independent auditors (periodically, as appropriate, out of the presence of management) with regard to the adequacy of the internal accounting and control procedures, (v) review the Company's financial condition and results of operations with management and the independent auditors and (vi) review any non-audit services and special engagements to be performed by the independent auditors and consider the effect of such performance on the auditors' independence.

    The members of the Audit Committee are Phillip Ean Cohen and Paul Biddelman. Members of the Audit Committee may not be employees of the Company. The Audit Committee met in January 1997 and March 1997. Mr. Cohen did not attend either meeting.

    COMPENSATION COMMITTEE. The duties of the Compensation Committee are (i) to determine the annual salary, bonus and other benefits, direct and indirect, of any and all named executive officers (as defined under Regulation S-K promulgated by the Securities and Exchange Commission), (ii) prepare an annual Report of the Compensation Committee for inclusion in the Company's Proxy Statement in accordance with the requirements of Schedule 14A of the Securities Exchange Act of 1934, as amended, (iii) to review and recommend to the full Board any and all matters related to benefit plans covering the foregoing officers and any other employees in the event such matters are appropriate for stockholder approval, and (iv) to administer the Company's 1994 Stock Option Plan as the Option Committee thereunder.

    The members of the Compensation Committee are Wolfgang Traber and Richard O'Connell. The Compensation Committee met in March 1997. Both members of the Compensation Committee were present at the meeting. See "Report of the Compensation Committee of the Board of Directors."

CERTAIN TRANSACTIONS

    Set forth below is information concerning certain transactions between the Company and its Chairman and Chief Executive Officer and its other directors and affiliates.

    SEVIN NOTE

    In October 1986, Irik P. Sevin purchased 161,313 shares of Class A Common Stock and 40,328 shares of Class C Common Stock (after giving retroactive effect to the exchange of Class C Common Stock for Class A Common Stock in July 1992) of the Company for $1,280,000 (the fair market value of such shares established by the Pricing Committee pursuant to the Shareholders' Agreement). Mr. Sevin paid for such shares by issuing a note (the "Sevin Note") to the Company in the amount of the purchase price. Mr. Sevin has agreed not to sell or otherwise transfer to a third party any of such shares until the Sevin Note is paid in full. The Sevin Note was amended annually to defer the payment of interest and to increase the amount of principal by the amount of interest deferred each year. As of December 31, 1995, the principal amount due on the Sevin Note would have been $1,751,468. In December 1995, Mr. Sevin agreed to pay the principal amount thereof in five equal annual installments of $328,012 together with interest at the LIBOR rate in effect for each month plus 0.75%. Payment may be made in cash or shares of Class A Common Stock valued at the greater of $6.3479 per share or the Current Market Price thereof (as defined). Mr. Sevin paid the first two installments in December 1995 and December 1996 by delivering 59,078 and 61,251 shares, respectively, to the Company for cancellation, thereby reducing the balance due under the Sevin Note to $984,032. In connection with the agreement to repay the Sevin Note, certain rights of Mr. Sevin to cause the Company to repurchase such shares at $6.3479 per share, and to grant him an option to purchase a like number of shares upon any such repurchase, were terminated.

    REAL ESTATE TRANSACTIONS

    On November 6, 1985, the Company sold its Westbury, New York facility to a limited partnership consisting of Thomas J. Edelman, Phillip Ean Cohen, Wolfgang Traber, Richard O'Connell and two individuals who are shareholders of the Company, as limited partners, and two corporate general partners owned by Irik
P. Sevin and Audrey L. Sevin, respectively. The purchase price of $660,000 was the property's independently appraised fair market value, and was equal to the base price the Company paid for the property in June 1984. The partnership leases the facility to the Company pursuant to a net lease with a base rent of $75,000 plus taxes and subject to escalation, based upon an independent fair market rental evaluation. The lease expires on October 31, 2000.

    On November 4, 1985, the Company purchased its Astoria, Queens facility from Phillips Petroleum Company ("Phillips") for $1,500,000 pursuant to a public bidding process initiated by Phillips. On December 31, 1985, the Company sold this facility for the same price to a limited partnership consisting of Thomas J. Edelman, Phillip Ean Cohen, Richard O'Connell, Wolfgang Traber and various other shareholders of the Company, as limited partners, and two corporate general partners owned by Irik P. Sevin and Audrey L. Sevin, respectively. Simultaneously with such purchase, the limited partnership leased the Astoria facility back to the Company on substantially the same terms and conditions as contained in the Company's previous lease with Phillips. The partnership leases the facility to the Company pursuant to a net lease which provides for a base rent of $250,000 plus taxes and subject to escalation, based upon an independent fair market rental evaluation. The lease expires on December 31, 2000.

    STAR GAS TRANSACTIONS

    In December 1993, the Company purchased a 29.5% equity interest in Star Gas Corporation ("Star Gas") for $16.0 million and acquired options to purchase the remaining equity interest. In December 1994, the Company completed the acquisition of Star Gas for approximately $25.9 million by exercising its right to purchase the remaining outstanding common equity of Star Gas through the payment of $3.8 million in cash and the issuance of

2.5 million shares of the Company's Class A Common Stock. In November 1995, Star Gas Partners, L.P., a Delaware limited partnership ("Star Gas Partners"), and Star Gas organized Star Gas Propane, L.P., a Delaware limited partnership (the "Operating Partnership"). Star Gas is the general partner of both Star Gas Partners and the Operating Partnership. In December 1995, the Company transferred substantially all of its propane assets and liabilities to Star Gas, which then transferred substantially all of its assets and liabilities to the Operating Partnership in exchange for general and limited partner interests. In December 1995, Star Gas Partners completed its initial public offering of approximately 2.9 million common units of limited partner interests at a price of $22 per unit and, concurrently, Star Gas issued approximately $85.0 million in first mortgage notes to certain institutional investors.
    As a result of the foregoing transactions, Star Gas received a 46.5% equity interest in Star Gas Partners and the Company received net proceeds of $134.7 million, of which $72.6 million was used to repay $67.8 million in principal amount of long-term debt and $6.0 million was reserved to guarantee Star Gas Partners' minimum quarterly distribution. The Company expects to receive $5.5 million annually in distributions upon payment by Star Gas Partners of its minimum quarterly distribution.

    Star Gas Partners and Star Gas will have extensive ongoing relationships with the Company and its affiliates. Affiliates of Star Gas, including the Company, will perform certain administrative services for the Partnership on behalf of Star Gas. Such affiliates will not receive a fee for such services, but will be reimbursed for all direct and indirect expenses incurred in connection therewith.

    Paul Biddelman, Thomas Edelman, Audrey L. Sevin, Irik P. Sevin and Wolfgang Traber are directors of both the Company and of Star Gas.

    INDEMNIFICATION AGREEMENTS WITH DIRECTORS

    In March 1996 the Company entered into Indemnification Agreements with each of its directors. The Agreements generally provide that the Company will indemnify the directors against certain liabilities arising out of legal actions brought or threatened against them for their conduct on behalf of the Company to the fullest extent permitted by applicable law. The Agreements contain provisions implementing the director's rights thereunder with respect to, among other things: (i) indemnification of expenses to a party who is wholly or partly successful, (ii) indemnification of expenses of a witness, (iii) advancement of expenses, (iv) procedure for determination of entitlement to indemnification,
(v) certain presumptions, (vi) remedies of an indemnitee, (vii) subrogation,
(viii) establishment of a trust and the funding thereof by the Company, upon the indemnitee's request, in the event of Change in Control or Potential Change in Control (as defined therein), and (ix) contribution in the event indemnification may be unavailable.

    REVIEW OF TRANSACTIONS BETWEEN THE COMPANY AND ITS AFFILIATES

    The Company's Board of Directors reviews, at least once each year, the terms of all material transactions and arrangements between the Company and its affiliates.

                                  EXECUTIVE OFFICERS

    Set forth below is certain information concerning the executive officers of the Company, which officers serve at the discretion of the Board of Directors:

    IRIK P. SEVIN, 49, has been a director of Petro, Inc., a wholly-owned subsidiary of the Company, since January 1979 and of the Company since its organization in October 1983. Mr. Sevin has been President of Petro, Inc. since November 1979. Mr. Sevin has been Chief Executive Officer and Chairman of the Board of the Company since January 1993 and was President of the Company from 1983 until January 1997. Mr. Sevin was an associate in the investment banking division of Kuhn Loeb & Co. and then Lehman Brothers Kuhn Loeb Incorporated from February 1975 to December 1978. Mr. Sevin is Chairman of the Board of Star Gas. Mr. Sevin is a graduate of the Cornell University School of Industrial and Labor Relations (B.S.), New York University School of Law (J.D.) and the Columbia University School of Business Administration (M.B.A.).

    THOMAS M. ISOLA, 53, has been President of the Company since January 1997 and Chief Operating Officer of the Company since August 1994. Prior to joining Petro and beginning in 1988, Mr. Isola served as President and Chief Executive Officer of three manufacturing companies owned by Butler Capital Corporation of New York. From 1972 to 1988, he was with Avery International, Inc. (now Avery-Dennison) in a variety of marketing and operations roles before becoming Vice President-General Manager of two Avery companies. Mr. Isola received B.A. and M.B.A. degrees from Stanford University in 1965 and 1968, respectively. He served as a First Lieutenant in the U.S. Army from 1969 to 1971.

    C. JUSTIN MCCARTHY, 52, has been Senior Vice President--Operations of
Petro, Inc. since January 1979 and of the Company since its organization in October 1983. Prior to joining the Company, Mr. McCarthy was General Manager of the New York City operations for Whaleco Fuel Oil Company from 1976 to 1979 and was General Manager of the Long Island Division of Meenan Oil Co., Inc. from 1973 to 1976. Mr. McCarthy is a graduate of Boston College (B.B.A.) and the New York University Graduate School of Business Administration (M.B.A.).

    JOSEPH P. CAVANAUGH, 59, has been Senior Vice President--Safety and Compliance of the Company since January 1993. From October 1985 to January 1993, Mr. Cavanaugh was a Vice President of the Company. Mr. Cavanaugh was Controller of Petro, Inc. from 1973 to 1985 and of the Company from its organization in 1983 until 1994. Mr. Cavanaugh is a graduate of Iona College (B.B.A.) and Pace University (M.S. in Taxation).

    AUDREY L. SEVIN, 71, has been a director and Secretary of Petro, Inc. since January 1979 and of the Company since its organization in October 1983. Mrs. Sevin was a director, executive officer and principal shareholder of A.W. Fuel Co., Inc. from 1952 until its purchase by the Company in May 1981. Mrs. Sevin is a director and Secretary of Star Gas. Mrs. Sevin is a graduate of New York University (B.S.).

    ALLEN T. LEVENSON, 34, has been Vice President--Marketing of the Company since September 1996. From 1995 to 1996, Mr. Levenson was Corporate Vice President of marketing and from 1993 to 1995 Vice President of Marketing, Non-Foods Division, of The Great Atlantic & Pacific Tea Company. From 1989 to 1993, he held various positions with McKinsey & Company, Inc. in its Consumer Marketing Practice. Mr. Levenson is a graduate of the Wharton School, University of Pennsylvania (M.B.A.).

    GEORGE LEIBOWITZ, 60, has been Senior Vice President--Finance and Corporate Development of the Company since November 1992. From 1985 to 1992, Mr. Leibowitz was the Chief Financial Officer of Slomin's Inc., a retail heating oil dealer. From 1984 to 1985, Mr. Leibowitz was the President of Lawrence Energy Corp., a consulting and oil trading company. From 1971 to 1984, Mr. Leibowitz was Vice President--Finance and Treasurer of Meenan Oil Co., Inc. Mr. Leibowitz is a Certified Public Accountant and a graduate of Columbia University (B.A.) and the Wharton Graduate Division, University of Pennsylvania (M.B.A.).

    VINCENT DE PALMA, 40, has been Vice President and General Manager--Long Island Region of the Company since March 1997. Prior thereto he was a divisional vice president and General Manager of the Long Island Region since April 1996. Prior to joining Petro, Mr. De Palma was a Principal with McKinsey & Company, Inc., which he joined in 1984. From 1979 until 1982, Mr. De Palma held various engineering positions with Exxon, USA. Mr. De Palma is a graduate of the Wharton School, University of Pennsylvania (M.B.A.) and Lafayette College (B.S.).

    JAMES J. BOTTIGLIERI, 41, has been Controller of the Company since 1994.
He was Assistant Controller of the Company from 1985 to 1994 and was elected
Vice President in December 1992.    From 1978 to 1984, Mr. Bottiglieri was
employed by a predecessor firm of KPMG Peat Marwick LLP, a public accounting firm. Mr. Bottiglieri graduated from Pace University with a degree in Business Administration in 1978 and has been a Certified Public Accountant since 1980.

    MATTHEW J. RYAN, 40, has been Vice President--Supply of the Company since December 1992. He was Manager of Supply and Distribution of the Company from 1990 to 1992 and has been employed by the Company since 1987. From 1974 to 1987, Mr. Ryan was employed by Whaleco Fuel Corp., a subsidiary of the Company which was acquired in 1987. Mr. Ryan graduated from St. Francis College with a degree in Accounting in 1983 (B.S.).

    ANGELO CATANIA, 47, has been Vice President--Acquisitions of the Company since March 1996. From 1990 to 1996 he was the Company's Regional Operations Manager and Co-Director of Acquisitions. From 1984 to 1990 he was Chief Financial Officer and Vice President--Operations of Acme Oil Co., Inc., a retail heating oil dealer. From 1974 to 1984, Mr. Catania was Corporate Controller and Assistant Secretary of Meenan Oil Co., Inc., a retail heating oil dealer. Mr. Catania is a graduate of St. Francis College (B.S.) and St. Johns University (M.B.A.).

    PETER B. TERENZIO, JR., 40, joined the Company in June 1995 as Vice President--Human Resources. Prior to joining the Company, Mr. Terenzio spent one year as the Vice President--Human Resources for Linens 'N Things and 11 years in various operational and human resources positions for Filene's Basement, including Senior Vice President, Human Resources and Distribution from 1990 to 1994. Mr. Terenzio served four years as a United States Army Officer. Mr. Terenzio is a graduate of Lehigh University (B.A.).

    Audrey L. Sevin is the mother of Irik P. Sevin. There are no other familial relationships between any of the directors and executive officers.

                                EXECUTIVE COMPENSATION

    The following table sets forth the cash compensation paid by the Company and its subsidiaries for services during fiscal 1994, 1995 and 1996 to each of the Company's five most highly compensated executive officers:

                                                                                           Long Term Compensation
                                                ANNUAL COMPENSATION                               AWARDS
                                                -------------------                        ----------------------
                                                                            Other
             Name and                                                       Annual                           All Other
        PRINCIPAL POSITION       YEAR      SALARY             BONUS      COMPENSATION     OPTIONS          COMPENSATION
        ------------------       ----      ------             -----      ------------     -------          ------------

Irik P. Sevin                    1996        $ 350,000       $339,000          $   --            --          $   --
 Chairman and                    1995          350,000        443,000              --            --              --
  Chief Executive Officer        1994          350,000     800,000(1)      152,000(1)            --              --


Thomas M. Isola                  1996          285,000        164,833              --            --              --
 President and                   1995          285,000        123,000       25,452(2)            --              --
 Chief Operating Officer         1994          104,000         59,000       17,451(2)     50,000(3)              --


C. Justin McCarthy               1996          230,000         89,597              --     35,000(4)       13,391(5)
 Senior Vice President           1995          225,000         26,000              --            --       13,391(5)
 Operations                      1994          200,000        125,000              --                     13,391(5)


Joseph P. Cavanaugh              1996          230,000         10,000              --     25,000(3)       13,391(5)
 Senior Vice President           1995          226,000         10,000              --            --       13,391(5)
 Compliance and                  1994          226,000         15,000              --            --       13,391(5)
 Administration


George Leibowitz                 1996          225,000             --              --            --              --
 Senior Vice President Finance   1995          225,000         25,000              --            --              --
 and Corporate Development       1994          225,000             --              --            --              --

--------------------

(1) Mr. Sevin was entitled to a $952,000 bonus for 1994 pursuant to the Senior Executive Compensation Plan. Mr. Sevin elected to receive $800,000 in cash and, in lieu of the additional $152,000 cash compensation due him, to have the Company pay a premium of $81,000 for an insurance policy to be owned by a trust for the benefit of certain beneficiaries designated by Mr. Sevin, and to reimburse him for approximately $71,000 in related tax liability.
(2) Amounts represent reimbursements by the Company for moving expenses incurred by Mr. Isola in connection with his relocation to Stamford, Connecticut at the Company's request.
(3) The options are exercisable to purchase shares of Class A Common Stock of the Company.
(4) The options are exercisable to purchase shares of Class A Common Stock of the Company between March 21 and September 21, 2001.
(5) Other compensation consists of amounts paid in lieu of contributions under the Company's 401(k) plan in which such persons do not participate.

    The following table presents the value of unexercised options held by the named executives at December 31, 1996:


Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

                              Number of Unexercised                           Value of
                           Options at December 31, 1996               In the Money Options at
     NAME                 EXERCISABLE (E)/UNEXERCISABLE (U)               DECEMBER 31, 1996(1)
     ----                 ---------------------------------           ------------------------

Irik P. Sevin

 Class A                      381,518(E)/104,759(U)                  $476,653(E)/$238,327(U)
 Class C                        70,379(E)/26,190(U)                    $35,670(E)/$17,835(U)

George Leibowitz

 Class A                        35,000(E)/15,000(U)

Thomas M. Isola

 Class A                        20,000(E)/30,000(U)

C. Justin McCarthy                   0(E)/35,000(U)

Joseph P. Cavanaugh                  25,000(E)/0(U)

_____________
(1) Values are calculated by deducting the exercise price from the fair market value of the stock at December 31, 1996.



                         OPTIONS GRANTED IN LAST FISCAL YEAR

    The following table sets forth certain information concerning options granted during 1996 to the named executives:

                                                                                                    Potential
                                                                                               Realizable Value at
                                                                                                     Assumed
                                                                                                 Annual Rates of
                                                                                                   Stock Price
                                                                                                   Appreciation
                                     Individual Grants                                           for Option Term
-----------------------------------------------------------------------------------------      ---------------------
                                       % of Total
                                        Options                       Market
                                       Granted to     Exercise       Price On
                     Options            Employees      Price         the Date    Expiration
   NAME             GRANTED (#)          IN 1996    ($ SHARE)        OF GRANT       DATE        5%        10%
--------------------------------------------------------------------------------------------------------------------
C. Justin McCarthy          35,000(1)      26.42%        $7.25        $7.25    9/21/2001       $ 70,105  $  154,910
Joseph P. Cavanaugh         25,000(2)      18.87%        $7.25        $7.25    3/21/2001       $ 50,075  $  110,650

----------
(1)  The options were issued in March 1996 and are exercisable between March 21 and September 21, 2001.
(2)  All of such options are immediately exercisable.

PENSION PLANS

    The Company maintained various retirement plans for substantially all non-union employees. The executive officers of the Company were eligible to participate in a qualified defined benefit pension plan (the "Pension Plan") which the Company maintained for its non-union employees until December 31, 1996, at which time the benefits covered under the plans were frozen.

    The Pension Plan covered non-union employees who completed one year of service. The Pension Plan generally provided to each participant who retires at age 65 an annual benefit equal to 1.25% of the participant's average annual compensation (defined as the average of such participant's highest five consecutive years earnings out of the prior 10 years before retirement) multiplied by the number of such participant's benefit years of service. A participant who has attained age 55 and has completed five years of service may retire early and receive an actuarial reduced benefit.

    For the purposes of the Pension Plan, the following are the benefit years of service through December 31, 1996 and the covered compensation for the calendar year ended December 31, 1996 for each individual named in the preceding compensation table:
                          Benefit      Covered
    NAME                   YEARS    COMPENSATION
    -----                 -------   ------------
    Irik P. Sevin           18       $150,000
    Thomas M. Isola          2        150,000
    C. Justin McCarthy      18        150,000
    Joseph P. Cavanaugh     27        150,000
    George Leibowitz         4        150,000

    The following table shows estimated annual benefits which are not offset by Social Security or any other reductions, payable in the form of a straight life annuity under the Pension Plan to participants in the specified covered compensation and benefit years of service classifications who retire having reached their normal retirement dates.


                                  PENSION PLAN TABLE


REMUNERATION                             YEARS OF SERVICE
------------     -----------------------------------------------------------------------------
                     10            15           20           25           30           35
                     --            --           --           --           --           --
$  100,000       $ 12,500     $ 18,750     $ 25,000     $ 31,250     $ 37,500     $ 43,750
   200,000*        25,000       37,500       50,000       62,500       75,000       87,500
   300,000*        37,500       56,250       75,000       93,750      112,500      131,250**
   400,000*        50,000       75,000      100,000      125,000**    150,000**    175,000**
   500,000*        62,500       93,750      125,000**    156,250**    187,500**    218,750**
   600,000*        75,000      112,500      150,000**    187,500**    225,000**    262,500**
   700,000*        87,500      131,250**    175,000**    218,750**    262,500**    306,250**
   800,000*       100,000      150,000**    200,000**    250,000**    300,000**    350,000**
   900,000*       112,500      168,750**    225,000**    281,250**    337,500**    393,750**
 1,000,000*       125,000**    187,500**    250,000**    312,500**    375,000**    437,500**
 1,100,000*       137,500**    206,250**    275,000**    343,750**    412,500**    481,250**
 1,200,000*       150,000**    225,000**    300,000**    375,000**    450,000**    525,000**
 1,300,000*       162,500**    243,750**    325,000**    406,250**    487,500**    568,750**
 1,400,000*       175,000**    262,500**    350,000**    437,500**    525,000**    612,500**
 1,500,000*       187,500**    281,250**    375,000**    468,750**    562,500**    656,250**

* Exceeds Maximum Covered Compensation considered under the Plan of $150,000. ** Exceeds Maximum Benefit Payable under the Plan of $120,000.

    The Company also maintained a non-qualified supplemental retirement plan (the "Supplemental Retirement Plan") which benefitted 17 employees and retirees, including Irik P. Sevin, C. Justin McCarthy, Joseph P. Cavanaugh, George Leibowitz and Thomas M. Isola.

    Effective December 31, 1996, the Company froze the benefits provided by the Pension Plan and the Supplemental Retirement Plan. Under the Pension Plan, as frozen, the projected normal retirement pension benefits of Messrs. Sevin, McCarthy, Cavanaugh, Leibowitz and Isola are $5,150, $3,265, $4,974, $638 and $365 per month, respectively. Under the Supplemental Retirement Plan, as frozen, Mr. Sevin's normal retirement benefit would not increase, Mr. McCarthy's normal retirement benefit would be increased by $1,764 per month, Mr. Cavanaugh's normal retirement benefit would be increased by $2,789 per month, Mr. Leibowitz's normal retirement benefit would be increased by $507 per month, and Mr. Isola's normal retirement benefit would be increased by $306 per month. Effective December 31, 1996, the Company adopted a defined contribution retirement savings plan, in which the Company's executive officers are eligible to participate.

REPORT OF COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

    The Compensation Committee is composed of two directors who are not executive officers of the Company. Effective March 1996, the authority of the Compensation Committee was expanded to include the determination of compensation for all executive officers named in the "Summary Compensation Table" above, in addition to its prior authority regarding the Chief Executive Officer, and to administer the Company's 1994 Stock Option Plan (the "Option Plan") and make recommendations with respect to certain other employee benefit plans, functions which previously were exercised by the full Board of Directors.

    The Compensation Committee's executive compensation philosophy is to assure competitive levels of compensation, integrate management's pay with the achievement of the Company's annual and long-term performance goals, reward above-average corporate performance, recognize individual initiative and achievement, and assist the Company in attracting and retaining qualified management. This philosophy is intended to apply to all Company management. Management compensation is intended to be set at levels that the Compensation Committee believes is consistent with others in the Company's industry, with senior management's compensation packages being weighted more heavily toward programs contingent upon the Company's level of performance.

    The current executive compensation structure consists of base salary and annual incentive bonuses. In addition, since 1994 the Company has maintained the Option Plan, under which, among others, key employees (including executive officers) may be granted options to acquire stock in the Company. The Company assesses compensation levels in comparison with those of competitors in the retail fuel oil industry. Since no competitor is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or otherwise publishes information concerning executive compensation, the Company largely derives its information from companies acquired in its acquisition program. In evaluating this information, the Committee took into account the fact that such companies are generally substantially smaller than the Company with mature businesses that evidence little or no growth.

    With respect to the Chief Executive Officer (who also serves as Chief Financial Officer), the Compensation Committee also considers compensation due to Mr. Sevin's substantial expertise in and contribution to the Company in the fields of acquisitions and corporate finance. Under Mr. Sevin's leadership, the Company has successfully maintained an active acquisition program. To finance this expansion, Mr. Sevin, in his capacity as Chief Financial Officer, has been instrumental in the Company's successful completion of five public and three private debt offerings, two private and four public equity offerings, the completion of the initial public offering of Star Gas Partners, L.P., a limited partnership whose general partner is Star Gas Corporation, a wholly-owned subsidiary of the Company, and the financings and other transactions completed in connection therewith.

    Consistent with its philosophy, the Compensation Committee has heretofore established the base salary of the Chief Executive Officer at $350,000, which level has been maintained for several years. At the Company's 1994 Annual Meeting, the shareholders approved the Senior Executive Compensation Plan which provided that, commencing with fiscal 1994, the Company's Chief Executive Officer was to receive an annual cash incentive bonus equal to his bonus for fiscal 1993, subject to increase or decrease, as the case may be, in direct proportion to any increase or decrease in Adjusted NIDA per share (as defined) in the bonus year as compared to 1993. Pursuant to the Senior Executive Compensation Plan, and based on the decline in 1996 Adjusted NIDA, Mr. Sevin's bonus in 1996 was $339,000 as compared to $443,000 in 1995.

    The Compensation Committee is also responsible for reviewing the operation of the Senior Executive Compensation Plan so as to form the basis for any recommendations regarding amendments to such plan. In April 1995, at the recommendation of the Compensation Committee, the Board of Directors amended the Senior Executive Compensation Plan to provide that, to the extent that Mr. Sevin was entitled to receive a bonus in excess of $800,000 ("Excess Amount") based on an increase in Adjusted NIDA per share, the Excess Amount would be currently paid to Mr. Sevin in cash only to the extent of the percentage increase, if any, in the Company's Average Stock Price (as defined) for the bonus year over the Average Stock Price for the preceding year multiplied by $800,000. Any part of the Excess Amount which Mr. Sevin was not entitled to receive in cash would be paid to him as non-cash compensation in the form of, at his election, pension benefits, insurance premiums, stock options, restricted stock, or cash compensation deferred until the termination of his employment.

    In reviewing the operation of the Senior Executive Compensation Plan, the Compensation Committee considers the Company's financial performance on both a short-term and long-term basis, and other factors which reflect the performance of the Chief Executive Officer, including steps taken to position the Company for future growth, the accomplishment of specific tasks, and the introduction and implementation of programs and policies which are believed to promote long term stability and growth. It also takes into account that the Company's growth in the past has been directly tied to the success of its acquisition program and that its future growth will depend on its ability to identify and successfully consummate acquisitions. The Compensation Committee believes that Mr. Sevin has been, and will continue to be, the single key person in the conceptualization and implementation of this acquisition program, having successfully completed 177 acquisitions from 1979 through 1996, including 13 acquisitions in 1996. The Compensation Commitee believes that it is in the Company's best interest to compensate Mr. Sevin at a level which recognizes his continued importance. At a meeting of the Compensation Committee in April 1997, the Committee determined that, although the Senior Executive Compensation Plan had historically been appropriate in the Company's circumstances, the Company's current situation suggested that alternative compensation arrangements for the Chief Executive Officer were in order, and that the Committee would continue to evaluate alternatives applicable to 1997.

    During the year ended December 31, 1996, the Chief Executive Officer recommended the compensation for the other executive officers of the Company, subject to review and approval by the Compensation Committee. In establishing compensation for other executive officers, the Chief Executive Officer takes into account their individual importance to the Company, the relative importance to the Company of their area of responsibility (including where applicable the contribution of areas managed by them to EBITDA and NIDA), and their individual performance. In the case of Messrs. Leibowitz and McCarthy, the Company's Senior Vice President-Finance and Corporate Development and Senior Vice President-Operations, respectively, compensation arrangements were subject to the provisions of their respective employment contracts.

    In 1995 the Company implemented an Executive Incentive Compensation Program ("EICP"), pursuant to which bonuses of participating officers and employees are calculated. Thomas M. Isola, the Company's President and Chief Operating Officer, in consultation with the Chief Executive Officer and authorization by the Compensation Committee, administers the operation of the EICP. The object of the EICP is to determine the bonus compensation of participating officers and employees based on a combination of the Company's performance and individual performance in as objective a manner as possible pursuant to a formula stated in the EICP. The formula for determining bonus compensation is adjusted for all participants to take into account whether the Company's actual

EBITDA performance is better or worse than budgeted, and takes into account up to 15 individually-weighted targets set for each participant at the beginning of each plan year.

    During the year ended December 31, 1996, options to acquire an aggregate of 132,500 shares of Class A Common Stock in the Company were granted to eight officers by the Compensation Commitee. No options were granted to the Chief Executive Officer.

    The Omnibus Budget Reconciliation Act of 1993 (the "Act") generally imposes a limit of $1 million on the amount that a publicly held corporation may deduct in any year for the compensation paid or accrued with respect to the chief executive officer and the four other most highly compensated officers of the Company, but contains an exception for performance-based compensation that satisfies certain conditions. While the Committee cannot predict with certainty how the Company's compensation might be affected, the Committee intends to try to preserve the tax deductibility of all executive compensation while maintaining the Company's compensation philosophy as described in this report. For example, in order to meet the requirements of deductibility, the Company, at its 1994 annual meeting of stockholders, submitted for approval the Senior Executive Compensation Plan, which may be amended by the Board of Directors, except as to terms required by the Act to be approved by the stockholders. In making compensation decisions the Committee will consider the net cost of compensation to the Company and whether it is practicable and consistent with other compensation objectives to qualify the Company's compensation under the applicable exemption of the Act.

    For purposes of the foregoing discussion, "NIDA" is defined as consolidated net income (loss) before extraordinary items, plus depreciation and amortization, non-cash charges relating to the grant of stock options to executives of the Company, non-cash charges associated with key employees' deferred compensation plans, and other non-cash charges of a similar nature, if any, less accrued preferred stock dividends, excluding net income (loss) derived from investments accounted for by the equity method, plus any cash dividends received by the Company from these investments.

                             Wolfgang Traber
                             Richard O'Connell


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Messrs. Wolfgang Traber and Richard O'Connell, both of whom are directors of the Company, served as the members of the Compensation Committee during 1996. Messrs. Traber and O'Connell have participated in certain real estate transactions with the Company and other related parties. See "Certain Transactions."

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS

    AGREEMENT WITH THOMAS M. ISOLA

    In July 1994, the Company entered into an employment agreement with Mr. Isola which provides for Mr. Isola to serve as the Company's Chief Operating Officer. The agreement continues for an indefinite period of time, but is terminable by either Mr. Isola or the Company. Upon Mr. Isola's appointment to the additional office of President in 1997, the agreement was amended to provide for a base salary of $330,000 and participation in the Company's incentive plan at the rate of 60% of base salary subject to discretionary increases. Mr. Isola participates in all medical, dental, disability and life insurance programs afforded to all of the Company's senior executives and in the Company's pension and investment plans. In August 1994, Mr. Isola was granted options to purchase 50,000 shares of Class A Common Stock at market value. If Mr. Isola's employment terminates for any reason other than cause within the first three years of employment, he will receive a severance payment of $285,000.

    AGREEMENT WITH GEORGE LEIBOWITZ

    In November 1992, the Company entered into an employment agreement with Mr. Leibowitz. The agreement, as amended, had an indefinite term, and was terminable by either party on 30 days' notice. During the term of this agreement, Mr. Leibowitz received a base salary of $200,000, subject to discretionary increases and bonuses. Simultaneously with the execution of such employment agreement, the Company issued to Mr. Leibowitz an option to purchase 25,000 shares of the Company's Class A Common Stock at $11 per share. On June 30, 1993, the Company issued Mr. Leibowitz an identical option to purchase 25,000 shares of Class A Common Stock at $11 per share. 20% percent of the options become exercisable on each of the first five anniversary dates of the date of each grant. The Company has entered into a new employment agreement with Mr. Leibowitz, effective April 1, 1997, which terminates the prior employment agreement and provides (i) for an indefinite period of no less than one year of 1/2 time employment at an annual salary of $112,750 and (ii) payment of $18,750 per month for a period of 36 months.

    AGREEMENT WITH JUSTIN MCCARTHY

    In July 1995, the Company entered into an agreement with Justin McCarthy which provides that if his employment is terminated before August 1, 1996 for any reason he will receive a severance payment of $350,000. If he is employed by the Company on August 1, 1996: (i) the Company will make 36 monthly payments aggregating $350,000 in addition to salary and bonus otherwise payable, and during such period, he will continue to receive certain benefits (or their cash equivalent) regardless whether he is employed by the Company, and (ii) commencing on such date (or such later date as his employment is terminated), he will receive monthly payments of $25,000 until such payments equal the balance in his Supplemental Retirement Account (the "Account"), which shall equal $175,000, $410,000, $645,000 and $1,000,000 if he is employed on August 1, 1996,
1997, 1998 and 1999, respectively; provided, that if he is employed until August 1, 1999 and his aggregate salary and bonuses for the prior three years exceed $1 million, the Account will be increased by the amount of such excess. Such payments shall continue for so long as he is recovering payments from the Account. Beginning August 1, 1996, for so long as he is employed, the Account will accrue 5% per annum simple interest. If a change in control (as defined) occurs after such monthly payments have commenced, the remaining balance of the Account will become payable promptly. If his employment is terminated prior to August 1, 1999 for any of the following reasons, he will receive a single payment of $1 million in addition to the payments described in clause (i) but in lieu of payments described in clause (ii) above: death, permanent disability, termination of employment for any reason within six months after a change in control or termination by the Company without cause (as defined). In consideration of the foregoing, he will not compete against the Company for the longer of two years after termination or the number of months he receives supplemental retirement payments.

                          STOCK PERFORMANCE GRAPH
                            CLASS A COMMON STOCK

The graph below sets forth the cumulative total shareholder return (assuming a $100 investment and reinvestment of dividends) to the Company's Class A common shareholders (23,054,529 shares outstanding at December 31, 1996) from July 29, 1992 (the date Class A Common Stock became a public security) to December 31, 1996 as well as an overall stock market return (S&P 500 Index) and the Company's peer group return (S&P Utilities Index). The $100 investment in the Class A Common Stock has been assumed on July 29, 1992. The Class A stock price performance shown on the graph below is not necessarily indicative of future price performance.

        COMPARISON OF FIVE YEAR CUMULATIVE TOTAL SHAREHOLDER RETURN AMONG PETROLEUM HEAT AND POWER CO., INC., S&P 500 INDEX, AND S&P UTILITIES INDEX



                                  [GRAPH]





                        7/29/92     1992    1993   1994    1995   1996


Petroleum Heat and
  Power Co., Inc.        $100       $ 98    $ 86   $ 97     $ 91   $ 78
S&P 500 Index            $100       $104    $115   $116     $160   $197
S&P Utilities Index      $100       $102    $117   $108     $153   $157

                                    PROPOSAL NO. 2

             AMENDMENT TO THE COMPANY'S RESTATED AND AMENDED ARTICLES OF
              INCORPORATION TO INCREASE AUTHORIZED CLASS A COMMON STOCK
                            AND AUTHORIZED PREFERRED STOCK


    The Company is currently authorized to issue 40 million shares of its Class A Common Stock, par value $.10 per share, of which (i) 23,149,769 shares were issued and outstanding and held of record by approximately 241 stockholders as of March 15, 1997, and (ii) approximately 2,086,000 shares are reserved for issuance under the Company's Dividend Reinvestment Plan and for the exercise of outstanding options, warrants and conversion of outstanding notes. In addition, the Company is currently authorized to issue 125,000 shares of Cumulative Redeemable Exchangeable Preferred Stock (the "1989 Preferred Stock"), and 5,000,000 million shares of Preferred Stock, par value $.10, of which 2,000,000 shares of 12-7/8% Exchangeable Preferred Stock due 2009 (the "Exchangeable Preferred Stock") have been authorized and 1,200,000 million shares of Exchangeable Preferred Stock were outstanding and held of record by one holder as of March 15, 1997.

    The Board of Directors has determined that it would be advisable and in the best interest of the Company to increase the number of authorized shares of Class A Common Stock from 40 million shares to 60 million shares in order to provide the Company with an adequate supply of authorized but unissued shares of Class A Common Stock for general corporate needs, including without limitation possible stock dividends, employee incentive and benefit plans, consummation of acquisitions or obtaining additional financing at times when the Board, in its discretion, deems it advantageous to do so.

    The Board of Directors has also determined that it would be advisable and in the best interest of the Company to increase the number of authorized shares of Preferred Stock from five million to 10 million and to authorize the Company to issue, from time to time, as determined by the Board of Directors, up to 10 million shares of Preferred Stock, $.10 par value per share ("Preferred Stock") in order to provide the Company with an adequate supply of authorized but unissued shares of Preferred Stock for general corporate needs, including without limitation, issuance as part or all of the consideration required to be paid by the Company in the acquisition of other business or properties, or issuance in public or private sales for cash as a means of obtaining additional capital for use in the Company's business and operations.

    Accordingly, the Board of Directors has approved an amendment to the Company's Restated and Amended Articles of Incorporation (the "Articles") that would authorize an increase (i) in the Company's Class A Common Stock from 40 million shares to 60 million shares and (ii) and increase in the authorized Preferred Stock from five million to 10 million shares. If the amendment is approved by the stockholders, the Articles will be amended to reflect the increase. While the Board of Directors is seeking such approval from the stockholders at this time, it has no present agreement, commitment, plan or intent to issue any of the additional shares of Class A Common Stock or Preferred Stock provided for in this Proposal.

    All shares of Class A Common Stock are equal to each other with respect to voting, liquidation, dividend and other rights. Owners of shares of Class A Common Stock are entitled to one vote for each share they own at any stockholders' meeting. Holders of shares of Class A Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor, and upon liquidation are entitled to participate pro rata in a distribution of assets available for such distribution to stockholders. There are no conversion, pre-emptive or other subscription rights or privileges with respect to any shares of Class A Common Stock. The Class A Common Stock of the Company does not have cumulative voting rights, which means that the holders of shares representing more than 50% of the voting power represented by all shares of the Company's Common Stock (including the Class C Common Stock, which is entitled to 10 votes per share) in an election of directors may elect all of the directors if they choose to do so. In such event, the holders of the remaining shares aggregating less than 50% of the voting power would not be able to elect any directors. The additional authorized shares of Class A Common Stock resulting from the Proposal would, when issued, have the same rights as the issued and outstanding existing shares of Class A Common Stock. Stockholders of the Company do not have preemptive rights nor will they as a result of the Proposal.

    Authorized shares of Class A Common Stock in excess of those shares outstanding (including, if authorized, the additional Class A Common Stock provided for in the Proposal) will remain available for general corporate purposes, may be privately placed and could be used to make a change in control of the Company more difficult. Under certain circumstances, the Board of Directors could create impediments to, or frustrate, persons seeking to effect a takeover or transfer in control of the Company by causing such shares to be issued to a holder or holders who might side with the Board of Directors in opposing a takeover bid that the Board of Directors has determined is not in the best interests of the Company and its stockholders, but in which unaffiliated stockholders may wish to participate. In this connection the Board of Directors could issue authorized shares of Class A Common Stock to a holder or holders which, when voted together with the shares held by members of the Board of Directors and the executive officers and their families, could prevent the stockholder vote required by the Company's Articles to effect certain matters. Furthermore, the existence of such shares might have the effect of discouraging any attempt by a person, through the acquisition of a substantial number of shares of Class A Common Stock, to acquire control of the Company, since the issuance of such shares should dilute the Company's book value per share and the Class A Common Stock ownership of such person. One of the effects of the Proposal, if approved, might be to make a tender offer more difficult to accomplish. This may be beneficial to management in a hostile tender offer, thus having an adverse effect on stockholders who may want to participate in such tender offer.

    If the Proposal is approved, the additional authorized Class A Common Stock as well as the currently authorized but unissued Class A Common Stock would be available for issuance in the future for such corporate purposes as the Board of Directors deems advisable from time to time without the delay and expense incident to obtaining shareholder approval, unless such action is required by applicable law or by the rules of the National Association of Securities Dealers, Inc. or of any stock exchange upon which the Company's shares may then be listed. It should be noted that, subject to the limitations discussed above, all of the types of Board action with respect to the issuance of additional shares of Class A Common Stock that are described in the preceding paragraphs can currently be taken and that the power of the Board of Directors to take such actions would not be enhanced by the Proposal, although the Proposal would increase the number of shares of Class A Common Stock that are available to be issued for the taking of such action.

    If the Proposal is approved, the Board of Directors would also be empowered, without the necessity of further action or authorization by the Company's stockholders (unless such action or authorization is required in a specific case by applicable laws or regulations or stock exchange rules), to authorize the issuance of 5,000,000 shares of Preferred Stock in addition to the 3,800,000 shares of authorized but currently unissued shares of Preferred Stock from time to time in one or more series or classes, and to fix by resolution the designations, preferences, limitations and relative rights of each such series or class. Each new series or class of Preferred Stock would, as determined by the Board of Directors at the time of issuance, rank, with respect to dividends and redemption and liquidation rights, senior to the Company's Common Stock.

    It is not possible to state the precise effects of the authorization of the additional shares of Preferred Stock upon the rights of the holders of the Company's Common Stock until the Board of Directors determines the respective preferences, limitations and relative rights of the holders of each new class or series of the Preferred Stock. Such effects might, however, include: (a) reduction of the amount otherwise available for payment of dividends on Common Stock, to the extent dividends are payable on any issued Preferred Stock, (b) restrictions on dividends on the Common Stock; (c) dilution of the voting power of the Common Stock to the extent that the additional Preferred Stock had voting rights; (d) conversion of the additional Preferred Stock into Common Stock at such prices as the Board determines, which could include issuance at below the fair market value or original issue price of the Common Stock; and (e) the holders of Common Stock not being entitled to share in the Company's assets upon liquidation until satisfaction of any liquidation preference granted to holders of the Preferred Stock.

    Although the Board of Directors would authorize the issuance of additional Preferred Stock based on its judgment as to the best interests of the Company and its stockholders, the issuance of authorized Preferred Stock could have the effect of diluting the voting power and book value per share of the outstanding Common Stock. In addition, the Preferred Stock could, in certain instances, render more difficult or discourage a merger, tender offer or proxy contest and thus potentially have an "anti-takeover" effect, especially if new Preferred Stock was issued in response to a potential takeover. In addition, issuances of authorized Preferred Stock can be implemented, and have been implemented by some companies in recent years, with voting or conversion privileges intended to make acquisition of the Company more difficult or more costly. Such an issuance could deter the types of transactions which may be proposed or could discourage or limit the stockholders' participation in certain types of transactions that might be proposed (such as a tender offer), whether or not such transactions were favored by the majority of the stockholders, and could enhance the ability of officers and directors to retain their positions.

    The affirmative vote of the holders of a majority of the voting power of the shares voted on this Proposal is required for approval of this Proposal (Proposal No. 2 on the Proxy Card).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL (I) TO INCREASE THE AUTHORIZED CLASS A COMMON STOCK FROM 40 MILLION TO 60 MILLION AND (II) TO INCREASE THE AUTHORIZED PREFERRED STOCK FROM FIVE MILLION TO 10 MILLION SHARES.

                                    PROPOSAL NO. 3

             AMENDMENT TO THE COMPANY'S RESTATED AND AMENDED ARTICLES OF
              INCORPORATION TO CONFORM THE VOTING RIGHTS AND RIGHTS ON A
                   CHANGE OF CONTROL OF THE 1989 PREFERRED STOCK TO
            THE CORRESPONDING RIGHTS OF THE EXCHANGEABLE PREFERRED STOCK


    In February 1997, the Company completed a private offering under Rule 144A of the Securities Act of 1933, as amended, pursuant to which the Company issued and sold $30 million of Exchangeable Preferred Stock. Simultaneously with the closing of the private offering, the Company entered into agreements with the holders of its 2002 Notes (as defined below) and the 1989 Preferred Stock pursuant to which, among other things, the holders of the 1989 Preferred Stock agreed to certain covenant modifications that permitted the Company to issue the Preferred Stock. In particular, pursuant to the Third Amendment and Restatement of Purchase Agreements dated as of February 1, 1997 between the Company and the holders of the 1989 Preferred Stock, the Company is required to submit to and recommend for approval by the shareholders an amendment to the Articles pursuant to which the terms relating to voting rights and rights upon a Change of Ownership (as defined in the Articles) currently provided in the Articles with regard to the 1989 Preferred Stock will be conformed to the corresponding terms applicable to the Exchangeable Preferred Stock and the definition of Change of Ownership set forth in the Articles will be conformed to the definition of Change of Ownership (as defined below) provided in the Certificate of Designation for the Exchangeable Preferred Stock.

SUMMARY OF RELEVANT TERMS OF 1989 PREFERRED STOCK AS CURRENTLY IN EFFECT

    The terms relating to rights upon a Change of Ownership and voting rights currently provided in the Articles for the 1989 Preferred Stock are summarized below.

    CHANGE OF OWNERSHIP. In the event of a Change of Ownership, the Articles currently provide that each holder of 1989 Preferred Stock will have the right to cause the Company to redeem its shares of 1989 Preferred Stock out of funds legally available therefor, if any, at a price of $100 per share (equal to the liquidation preference thereof), plus all accrued and unpaid cumulative dividends thereon (whether or not declared), and that if the redemption price is not paid on the date specified therefor, the redemption price will bear interest at the dividend rate on the shares of 1989 Preferred Stock being redeemed plus 2%. Within 30 days after any Change of Ownership, the Company is required to mail a notice to each holder describing the Change of Ownership and stating the terms of the prepayment.

    The Articles currently define "Change of Ownership" to mean: (1) any issue, sale or other disposition of shares of Class A Common Stock of the Company which results in the number of shares of the Class A Common Stock beneficially owned by the Sevin Group being less than 18.56% of the issued and outstanding shares of Class A Common Stock, other than (i) in connection with the initial public offering of the Class A Common Stock, (ii) a sale or disposition of shares of Class A Common Stock to one or more members of the Traber Group, and (iii) a disposition of shares of Class A Common Stock to a testamentary trust, all beneficiaries of which are members of the immediate family or a member of the Sevin Group and all trustees of which are members of the Sevin Group and, under the terms of the trust, have the power to vote such shares on all matters as to which the holders of such shares have the power to vote, so long as, giving effect to any of the events referred to in the foregoing clauses (i), (ii) and
(iii), the Sevin Group and the Traber Group together have beneficial ownership (or, in the case of an event referred to in the foregoing clause (iii), voting control) of a sufficient number of shares of the capital stock of the Company to entitle them to elect and they do elect, at least the smallest number of directors that is necessary to constitute a majority of the Company's Board of Directors; or (2) any event which results in the number of directors of the Company's Board of Directors who are designated by the Sevin Group constituting less than a majority of the Board of Directors.

    VOTING RIGHTS. Except as described in this paragraph, or as required by Minnesota law, no holder of 1989 Preferred Stock is entitled to vote any shares of 1989 Preferred Stock at any meeting of shareholders of the Company. Notwithstanding the foregoing: (i) if any vote by the holders of 1989 Preferred Stock acting as a class is taken pursuant to the Articles, every holder of 1989 Preferred Stock is entitled to one vote per share; and (ii) the Company may not, without the affirmative vote or written consent of the holders of 66-2/3% of the 1989 Preferred Stock at the time outstanding (each share being entitled to one vote per share): (a) authorize, issue or increase the number of shares of any class of stock ranking, either as to payment of dividends or distribution of assets, prior to or on a parity with the 1989 Preferred Stock, (b) change adversely the preferences or limitations, special rights or powers of the 1989 Preferred Stock contained in the Articles or (c) sell any additional shares of 1989 Preferred Stock; PROVIDED, that neither the consent of, nor any adjustment of the voting rights of, holders of shares of the 1989 Preferred Stock is required (1) for an increase in the number of shares of common stock or any other class of stock authorized or issued, (2) for stock splits of the 1989 Preferred Stock or such other class of stock or (3) for stock dividends on any class of stock payable solely in such other class of stock, and so long as the 1989 Preferred Stock is similarly adjusted, none of the foregoing actions will be deemed to affect adversely the powers, preferences or special rights of the 1989 Preferred Stock.

SUMMARY OF RELEVANT TERMS OF 1989 PREFERRED STOCK AS PROPOSED TO BE AMENDED

    The terms relating to rights upon a Change of Control and voting rights of the 1989 Preferred Stock as proposed to be amended are described below. The proposed amendments would substantially conform such terms as currently in effect for the 1989 Preferred Stock to the corresponding terms of the Exchangeable Preferred Stock. The proposed amendment would be adopted if the Proposal is approved by the shareholders. Capitalized terms not defined below have the meanings given in the proposed Certificate of Designation (the "Certificate of Designation") effecting the proposed amendments described below.

    CHANGE OF OWNERSHIP

    Upon the occurrence of a Change of Ownership, the Company will be required to make an offer (a "Change of Ownership Offer") to each holder of 1989 Preferred Stock to redeem all or any part of such holder's 1989 Preferred Stock at an offer price equal to 101% of the Liquidation Preference thereof (i.e., $101 per share), plus an amount in cash equal to all accumulated and unpaid dividends, if any, to the date of redemption. Within 30 days after a Change of Ownership, the Company will mail a notice to each holder (a "Change of Ownership Notice") stating (i) that a Change of Ownership has occurred and that such holder has the right to require the Company to redeem such holder's 1989 Preferred Stock at a redemption price in cash equal to the Change of Ownership Redemption Price, (ii) the circumstances and relevant facts regarding such Change of Ownership (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Ownership), (iii) the redemption date (the "Change of Ownership Redemption Date") (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) and (iv) the instructions, determined by the Company consistent with the Articles, that a holder must follow in order to have its 1989 Preferred Stock redeemed.

    If, at the time of a Change of Ownership, the Company is prohibited by the terms of any Indebtedness from purchasing shares of 1989 Preferred Stock that may be tendered by holders pursuant to a Change of Ownership Offer, then prior to the mailing of the Company's notice to holders but in any event within 30 days following any Change of Ownership, the Company must (i) repay in full such Indebtedness or (ii) obtain the requisite consent under such Indebtedness to permit the purchase of the 1989 Preferred Stock. On the Change of Ownership Redemption Date, the Company must redeem all shares of the 1989 Preferred Stock properly tendered pursuant to the Change of Ownership Offer from funds legally available therefor. In the event the redemption price is not fully paid on the Change of Ownership Redemption Date, the redemption price will earn interest from the date fixed for redemption at a rate per annum equal to the per annum dividend rate on the 1989 Preferred Stock throughout such period PLUS 2%, until the unpaid redemption price (including all such interest) is paid in full. No redemption may be authorized or made unless prior thereto full unpaid cumulative dividends has been paid in cash or a sum set apart for such payment on the 1989 Preferred Stock and all Parity Securities.

    The following terms are defined as follows in the Certificate of
Designation:

    "Change of Ownership" means: (a) any issue, sale or other disposition of shares of common stock of the Company which results in the number of shares of the common stock beneficially owned by the Sevin Group being less than 15% of the issued and outstanding shares of common stock (other than the Permitted Common Stock), other than (i) the issuance, in connection with an underwritten public offering pursuant to a registration statement filed with the Securities and Exchange Commission (a "Public offering"), of additional common stock ranking equally with Class A Common Stock as to payment of dividends and as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of the Company ("Permitted Common Stock") or the issuance of any Permitted Common Stock upon conversion of any convertible preferred stock issued pursuant to a public offering, (ii) a sale or disposition of shares of common stock to one or more members of the Traber Group and (iii) a disposition of shares of common stock to a testamentary trust, all beneficiaries of which are members of the immediate family of a member of the Sevin Group and all trustees of which are members of Sevin Group and, under the terms of the trust, have the power to vote such shares on all matters as to which the holders of such shares have the power to vote, so long as, giving effect to any of the events referred to in the foregoing clauses (i), (ii) and (iii), the Sevin Group and the Traber Group together have beneficial ownership (or, in the case of an event referred to in the foregoing clause (iii), voting control) of a sufficient number of shares of the capital stock of the Company to entitle them to elect, and they do elect, at least the smallest number of directors that is necessary to constitute a majority of the Company's Board of Directors; (b) any event which results in the number of directors of the Company's Board of Directors who are designated by the Sevin Group constituting less than a majority of the Board; or (c) any of the following events: (i) the holders of any of the Public Debentures have the right to require the Company to purchase any such Public Debentures pursuant to
Section 4.08 of any of the Public Indentures, (ii) any holder of 2002 Notes exercises its right to declare any such notes to be due and payable pursuant to
Section 2.1 of the separate Note Agreements, dated as of February 1, 1997, relating thereto (the "1997 Note Agreements"), (iii) any holder of 2001 Notes exercises its right to declare any such notes to be due and payable pursuant to
Section 5.2(A) of the Sixth Amendment and Restatement of Note Agreement, dated as of February 1, 1997, relating thereto (the "Amendment and Restatement"), (iv) the Company is required to make an offer to each holder of the Exchangeable Preferred Stock to redeem all or any part of such holder's Exchangeable Preferred Stock pursuant to paragraph 5(a) of the Certificate of Designation, or
(v) any holder of 2002 Notes, 2001 Notes, Exchangeable Preferred Stock or Public Debentures shall have received any consideration (whether in the form of cash, a change in the rate of interest or dividends relating to such notes, debentures or preferred stock, a change in any other provision of the terms of such notes, debentures or preferred stock, or otherwise) to amend, modify, waive or otherwise give up its right to declare any such notes, debentures or preferred stock to be due and payable upon a "Change of Ownership," as defined in the 1997 Note Agreements or the Amendment and Restatement, or a "Change of Control" as defined in the Public Indentures and the Certificate of Designation, as the case may be; PROVIDED, that an amendment to or waiver or other modification of paragraph 5(a) of the Certificate of Designation, Section 2.1 of the 1997 Note Agreements, or Section 5.2(A) of the Amendment and Restatement will not, in the absence of any consideration, constitute a Change of Ownership.

    "Public Debentures" means, collectively, the Company's 12-1/4% Subordinated
Debentures due 2005,   10-1/8% Subordinated Notes due 2003 and 9-3/8%
Subordinated Debentures due 2006.

    "Public Indentures" means, collectively, the Indenture dated as of February 9, 1995, the Indenture dated as of April 1, 1993 and the Indenture dated as of February 3, 1994, each between the Company and Chemical Bank (now The Chase Manhattan Bank), as Trustee thereunder.

    "Certificate of Designation" means the Certificate of Designation adopted by the Board of Directors of the Company on February 12, 1997, creating the Exchangeable Preferred Stock and setting forth the relative rights and preferences thereof.

    "Exchangeable Preferred Stock" means the Company's 12-7/8% Exchangeable Preferred Stock due 2009.

    "Liquidation Preference" means $100 with respect to each share of 1989 Preferred Stock.

    "Parity Securities" means the Exchangeable Preferred Stock and any other class of capital stock or series of preferred stock issued by the Company, the terms of which expressly provide that such class or series will rank on a parity with the 1989 Preferred Stock as to dividends and distributions upon the liquidation, winding-up and dissolution of the Company.

    "Sevin Group" means the Estate of Malvin P. Sevin and trusts created thereunder, Audrey L. Sevin, Irik P. Sevin, Thomas J. Edelman, Margot Gordon and Phillip Ean Cohen and any trust over which such persons have sole voting power.

    "Traber Group" means (i) all the holders of Class C Common Stock of the Company, as listed on Schedule II annexed to the Third Amendment and Restatement of Purchase Agreements dated as of February 1, 1997 between the Company and the holders of the 1989 Preferred Stock named therein, who are not members of the Sevin Group, (ii) any person who is, or concurrently with the transfer of shares to such person becomes, a party to the shareholders agreement among the holders of Class C Common Stock of the Company dated November 25, 1986, as amended and restated through February 18, 1997, and (iii) any trust over which persons described in clause (i) or (ii) have sole voting powers.

    "2001 Notes" means, collectively, the $6,250,000 original aggregate principal amount 14.10% Subordinated Notes of the Company due January 15, 2001 outstanding under the Sixth Amendment and Restatement of Note Agreement dated as of February 1, 1997 between the Company and the Purchasers named therein.

    "2002 Notes" means the $60,000,000 aggregate principal amount Senior Notes of the Company due October 1, 2002 issued or to be issued under the separate Note Agreements, each dated as of February 1, 1997 between the Company and the respective Purchasers named therein.

    VOTING RIGHTS

    Except as described in paragraphs (i) and (ii) below, or as required by Minnesota or any other applicable law, the holders of the 1989 Preferred Stock will not be entitled to any voting rights with respect to the 1989 Preferred Stock. On all matters upon which holders of the 1989 Preferred Stock are entitled to vote, or give their consent, each holder will be entitled to one vote per share of the 1989 Preferred Stock held by such holder. Under Minnesota law, holders of Preferred Stock will be entitled to vote as a class on any proposed amendment to the Articles, whether or not entitled to vote thereon by the Articles, if the amendment would increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares or such class so as to affect them adversely.

         (i) The Company may not (1) without the affirmative vote or written consent of the holders of at least 66-2/3% of the then outstanding 1989 Preferred Stock (A) amend, modify or supplement the Articles or any agreement or understanding, or enter into any agreement or understanding, the effect of which would be to adversely affect the rights, preferences, privileges or powers of, or limitations on, the 1989 Preferred Stock contained in the Articles, (B) issue any additional shares of 1989 Preferred Stock, Parity Securities or Senior Securities or (C) consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any person unless: (I) the resulting, surviving or transferee person (if not the Company) is organized and existing under the laws of the United States of America or any State thereof or the District of Columbia; (II) the 1989 Preferred Stock is converted into or exchanged for and becomes shares of such successor, transferee or resulting corporation, having in respect of such successor, transferee or resulting corporation the same powers, preferences and relative, participating, optional or other special rights thereof that the 1989 Preferred Stock had immediately prior to such transaction; (III) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee person or any Subsidiary as a result of such transaction as having been issued by such person or such Subsidiary at the time of such transaction) no Voting Rights Triggering Event has occurred and is continuing; and (IV) immediately after giving effect to such transaction, the resulting, surviving or transferee person would be able to issue an additional $1.00 of Funded Debt pursuant to paragraph 10(b) (captioned "Limitation on Funded Debt and Preferred Stock") of the Certificate of Designation or (2) without the affirmative vote or written consent of the holders of at least 66-2/3% of the then outstanding 1989 Preferred Stock, amend the Change of Ownership provisions (including the related definitions) in Article III(1)(c) of the Certificate of Designation.

         (ii) (A) If and whenever (I) dividends on the 1989 Preferred Stock are in arrears and have not been fully paid or declared and a sum sufficient for the payment thereof has not been set aside for two semi-annual dividend periods (whether consecutive or not) on all shares of the 1989 Preferred Stock at the time outstanding, or (II) any mandatory redemption payment required to be made pursuant to Article III(1)(b) of the Certificate of Designation have not been made on the date specified for such redemption or (III) the Company fails to make an offer to redeem all outstanding shares of 1989 Preferred Stock following a Change of Ownership pursuant to Article III(1)(c) of the Certificate of Designation or (IV) a Voting Rights Triggering Event occurs, then and in each such event (each of the events described in clauses (ii)(A)(I) through (iii)(A)(IV) being referred to as a "Voting Rights Triggering Event"), the number of directors constituting the Board will, without further action, be increased by two and the holders of the 1989 Preferred Stock will have, in addition to the other voting rights described herein, the exclusive right (but not the obligation) voting separately as a class, to elect two directors of the Company to fill such newly created directorships, the remaining directors to be elected by the other class or classes of stock entitled to vote therefor, at each meeting of stockholders held for the purpose of electing directors.

              (B) Whenever such voting right has vested, it may be exercised initially either at a special meeting of the holders of the 1989 Preferred Stock, called as described below, by written consent or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at such annual meeting or by the written consent of the holders of the 1989 Preferred Stock pursuant to Minnesota law.

              (C) At any time when such voting rights have vested, and if it has not already been initially exercised, the Company is obligated, upon the written request of any holder of record of the 1989 Preferred Stock then outstanding, addressed to the Secretary of the Company, to call a special meeting of the holders of the 1989 Preferred Stock and of any other class or classes of stock having voting power with respect thereto for the purpose of electing directors. The meeting must be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding such annual meetings or, if none, at a place designated by the Secretary of the Company; PROVIDED, that the Secretary is not required to call any such special meeting in the case of any request therefor received less than 90 days prior to the date fixed for any annual meeting of stockholders of the Company, and if in such case such special meeting is not called, the holders of 1989 Preferred Stock will be entitled to exercise the special voting rights described in this paragraph (ii)(C) at such annual meeting; PROVIDED, FURTHER, that nothing in the Certificate of Designation will be deemed to prohibit the holders of 1989 Preferred Stock from exercising their special voting rights by written consent at any time, including without limitation, during the 90-day period immediately preceding any annual meeting of stockholders of the Company, with the election of such director by the holders of the 1989 Preferred Stock being effective as of the date of such written consent. If such meeting has not been called by the proper officers of the Company within 10 days after the personal service of written request upon the Secretary of the Company, or within 10 days after mailing the same within the United States, by registered mail, addressed to the Secretary of the Company at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the record holders of 10% or more of the shares of the 1989 Preferred Stock then outstanding may designate in writing a holder of the 1989 Preferred Stock to call such meeting at the expense of the Company, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at the same place as is elsewhere described in this subparagraph (ii)(C). Any holder of the 1989 Preferred Stock will have access to the stock books of the Company for the purposes of causing a meeting of stockholders to be called as described in this subparagraph.

              (D) At any meeting held for the purpose of electing directors at which the holders of the 1989 Preferred Stock have the right to elect directors as described herein, the presence in person or by proxy of the holders of 50% of the then outstanding shares of the 1989 Preferred Stock will be required and be sufficient to constitute a quorum of such class for the election of directors by such class. At any such meeting or adjournment thereof (I) the absence of a quorum of the holders of the 1989 Preferred Stock will not prevent the election of directors other than those to be elected by the holders of stock of such class and the absence of a quorum or quorums of the holders of capital stock entitled to elect such other directors will not prevent the election of directors to be elected by the holders of the 1989 Preferred Stock and (II) in the absence of a quorum of the holders of any class of stock entitled to vote for the election of directors, a majority of the holders present in person or by proxy of such class will have the power to adjourn the meeting for the election of directors which the holders of such class are entitled to elect, from time to time, without notice other than announcement at the meeting, until a quorum is present.

              (E) The rights of the holders of outstanding shares of the 1989 Preferred Stock described in this subparagraph (ii) may be exercised only until
(a) all dividends in arrears on the 1989 Preferred Stock, if any, have been paid in full or declared and funds sufficient therefor set aside and the Company has paid in full or declared and set aside funds sufficient for the next following semi-annual dividend payment date, following the payment of any arrearage, (b) all mandatory redemption payments, if any, with respect to the 1989 Preferred Stock required pursuant to Article III(1)(b) of the Certificate of Designation has been made, (c) the Company has not failed to make an offer to redeem all outstanding shares of 1989 Preferred Stock following a Change of Ownership pursuant to Article III(1)(c) of the Certificate of Designation and (d) no Voting Rights Triggering Event has occurred and is continuing; and thereafter such rights will cease, subject to the vesting of such rights in the future as described above.

SUMMARY OF MATERIAL AMENDMENTS TO TERMS OF 1989 PREFERRED STOCK

    If this Proposal is approved, subject to the forgoing summary, the material amendments to the rights of the holders of the 1989 Preferred Stock would be as follows: (i) a Change of Ownership would be triggered upon the occurrence of certain events that are not currently included in the definition of Change of Ownership, (ii) upon a Change of Ownership the redemption premium payable by the Company to the holders would increase to 101% of the liquidation preference per share instead of 100% and (iii) the holders of the 1989 Preferred Stock would have the right to elect two directors to the Company's Board upon the occurrence of a Voting Rights Triggering Event.

    The affirmative vote of the holders of a majority of the voting power of the shares voted on this Proposal at the meeting is required for approval of this Proposal (Proposal 3 on the Proxy Card).

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR A PROPOSAL TO AMEND THE ARTICLES TO CONFORM THE VOTING RIGHTS AND RIGHTS ON A CHANGE OF OWNERSHIP OF THE 1989 PREFERRED STOCK TO THE CORRESPONDING RIGHTS OF THE EXCHANGEABLE PREFERRED STOCK.

                                    PROPOSAL NO. 4

                         APPOINTMENT OF INDEPENDENT AUDITORS

    KPMG Peat Marwick LLP have been recommended by the Audit Committee of the Board for reappointment as the Independent Auditors for the Company. KPMG Peat Marwick LLP were the auditors for the Company for the year ended December 31, 1996. KPMG Peat Marwick LLP is a member of the SEC Practice Section of the American Institute of Certified Public Accountants. Subject to Shareholder approval, the Board of Directors has appointed KPMG Peat Marwick LLP as the Company's Independent Auditors for the year 1997.

    Representatives of KPMG Peat Marwick LLP are expected to attend the 1997 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to Shareholder questions.

    The following proposal will be presented to the meeting:

    "Resolved that the appointment by the Board of Directors of the Firm of KPMG Peat Marwick LLP, Stamford Square, 3001 Summer Street, Stamford, CT 06905, as Independent Auditors for the year 1997 is hereby approved."

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.


                                    OTHER MATTERS

VOTE REQUIRED FOR APPROVAL

    Under the rules of the Securities and Exchange Commission, boxes and a designated blank space are provided on the proxy card for stockholders to mark if they wish to vote in favor of or withhold authority to vote for one or more of the Company's nominees for director or to vote "for," "against" or "abstain" with respect to Proposals 2, 3 and 4. Minnesota law and the Company's by-laws require the presence of a quorum for the annual meeting, defined as the presence of shareholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast on a particular matter to be acted upon at the meeting. Votes withheld from director nominees and abstentions will be counted in determining whether a quorum has been reached. Broker non-votes are not counted for quorum purposes. A broker non-vote is the failure of a broker to vote shares which are held of record by the broker on behalf of a client on a particular matter for lack of instructions from the client when such instructions are required by applicable rules and regulations.

    Assuming a quorum has been reached, a determination must be made as to the results of the vote on each matter submitted for shareholder approval. Director nominees must receive a plurality of the votes cast at the meeting, which means that a broker non-vote or a vote withheld from a particular nominee or nominees will not affect the outcome of the meeting. Proposals 2, 3 and 4 must be approved by a majority of the voting power of the shares voted on this matter. Abstentions and broker non-votes are not counted in determining the number of votes cast in connection with Proposals 2, 3 and 4.

    ALL SHARES REPRESENTED BY DULY EXECUTED PROXIES WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED ABOVE AS DIRECTORS UNLESS AUTHORITY TO VOTE FOR THE PROPOSED SLATE OF DIRECTORS OR ANY INDIVIDUAL DIRECTOR HAS BEEN WITHHELD. If for any unforeseen reason any of such nominees should not be available as a candidate for director, the proxies will be voted in accordance with the authority conferred in the proxy for such other candidate or candidates as may be nominated by the Board of Directors.

    WITH RESPECT TO PROPOSALS NOS. 2, 3 AND 4, ALL SUCH SHARES WILL BE VOTED FOR OR AGAINST, OR NOT VOTED, AS SPECIFIED ON EACH PROXY. IF NO CHOICE IS INDICATED, A PROXY WILL BE VOTED FOR SUCH PROPOSAL.

VOTING SECURITIES

    Shareholders of record at the close of business on April 25, 1997 (the "Record Date"), will be eligible to vote at the meeting. The voting securities of the Company consist of its Class A Common Stock, $.10 par value, and Class C Common Stock, $.10 par value, of which 23,320,867 and 2,597,519 shares were outstanding on the Record Date, respectively. Each share of Class A Common Stock outstanding on the Record Date will be entitled to one vote and each share of Class C Common Stock outstanding on the record date will be entitled to 10 votes.

    Individual votes of Shareholders are kept private, except as appropriate to meet legal requirements. Access to proxies and other individual Shareholder voting records is limited to the Independent Inspectors of Election and certain employees of the Company who must acknowledge in writing their responsibility to comply with this policy of confidentiality.

SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

    From time to time the Shareholders of the Company may wish to submit proposals which they believe should be voted upon by the Shareholders. The Commission has adopted regulations which govern the inclusion of such proposals in the Company's annual proxy materials. All such proposals must be submitted to the Secretary of the Company no later than December 26, 1997 in order to be considered for inclusion in the Company's 1998 proxy materials.

MATTERS NOT DETERMINED AT THE TIME OF SOLICITATION

    The Board is not aware of any matters to come before the meeting other than Proposals Nos. 1, 2, 3 and 4 described above. If any other matter should come before the meeting, then the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.


                             AUDREY L. SEVIN
                             Secretary


Stamford, CT
April 29, 1997


    THE ANNUAL REPORT TO SHAREHOLDERS OF THE COMPANY FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996 WHICH INCLUDES FINANCIAL STATEMENTS HAS BEEN MAILED TO SHAREHOLDERS. THE ANNUAL REPORT DOES NOT FORM PART OF THE MATERIAL FOR THE SOLICITATION OF PROXIES.

                                  PROXY

                    PETROLEUM HEAT AND POWER CO., INC.

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Irik P. Sevin and Audrey L. Sevin, and each of them, each with full power to act without the other, and with full power of substitution, the attorneys and proxies of the undersigned and hereby authorizes them to represent and to vote, all the shares of Class A Common Stock and Class C Common Stock of Petroleum Heat and Power Co., Inc. that the undersigned would be entitled to vote, if personally present, at the Annual Meeting of Shareholders to be held on June 5, 1997 or any adjournment thereof, upon such business as may properly come before the meeting, including the items set forth on the reverse side.

NOMINEES: Paul Biddelman, Phillip Ean Cohen, Thomas J. Edelman,
          Richard O'Connell, Stephen Russell, Audrey L. Sevin, Irik P. Sevin and Wolfgang Traber.


     (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)


                                                              SEE REVERSE
                                                                  SIDE


      PLEASE MARK YOUR
A /X/ VOTES AS IN THIS EXAMPLE USING
      DARK INK ONLY.


         FOR ALL NOMINEES     WITHHOLD AUTHORITY     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE NOMINEES AND EACH
         (SEE OTHER SIDE)      TO VOTE FOR ALL       OF THE PROPOSALS LISTED BELOW
       (EXCEPT AS MARKED TO       NOMINEES
       THE CONTRARY BELOW)     (SEE OTHER SIDE)                                                         FOR    AGAINST    ABSTAIN
             /  /                   /  /                   2. Approval of a proposed amendment to the
1. ELECTION OF                                                Company's Articles of Incorporation       /  /     /  /       /  /
   DIRECTORS.                                                 (the "Articles") to increase the
(See Reverse Side)                                            authorized (i) Class A Common Stock from
                                                              40 million to 60 million shares and (ii)
                                                              preferred stock from 5 million to 10
                                                              million shares.

                                                           3. Approval of a proposed amendment to the   /  /     /  /       /  /
INSTRUCTIONS:  To withhold authority to vote for              Articles conforming the voting rights,
any individual nominee, write that nominee's name             rights upon a Change of Ownership and
in the space provided below:                                  definition of "Change of Ownership" of
                                                              the Company's 1989 Cumulative Redeemable
                                                              Preferred Stock to the corresponding terms
                                                              of the Company's 12-7/8% Exchangeable
                                                              Preferred Stock due 2009.

-------------------------------------------------          4. Approval of appointment of KPMG Peat     /  /      /  /       /  /
                                                              Marwick LLP as the Independent Auditors
                                                              of the Corporation.

                                                           5. In their discretion, the Proxies are     /  /      /  /       /  /
                                                              authorized to vote upon such other
                                                              business as may properly come before
                                                              the meeting.

                                                           THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED
                                                           HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS
                                                           PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3, 4 AND 5.

                                                           (PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE
                                                           ENCLOSED ENVELOPE.)

_________________________________________Date______________1997_______________________________________Date_____________1997
              SIGNATURE                                              SIGNATURE IF HELD JOINTLY
Please sign exactly as name appears on the certificate or certificates representing shares to be voted by this proxy, as shown on the label above. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person(s).